  Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS
FISCAL 2018 SECOND QUARTER AND SIX MONTHS RESULTS

Company to host conference call on January 4, 2018, at 11:00 a.m. ET

Financial and Operational Highlights

  *
Combined enrollment in graduate and doctoral programs increased 11.7% to 524 students during the FY 2018 second quarter (fall 2017 term) from the prior-year quarter.

  *
Primary focus remains on stabilizing and increasing enrollment; credit hours enrolled for the fall 2017 term came in above previously provided expectations due to switch to monthly starts and improved marketing efforts.

  *
Students enrolled in 59,081 credit hours in the FY 2018 second quarter, a 3.9% decrease from 61,451 credit hours during the prior fall term. Enrollment by total headcount decreased 13.8% from the prior-year period, to 6,241 students as of November 30, 2017, as a result of a decrease in continuing education and undergraduate & diploma students.

  *
The Company filed its FY 2017 annual Title IV Compliance Report with the U.S. Department of Education during the FY 2018 second quarter and is pleased to report that its independent auditors identified no findings of noncompliance.

  *
NAU signed a transfer agreement with Zenith Education Group to provide degree completion opportunities for approximately 800 students.

  *
The Company expects to close the Henley-Putnam University asset purchase transaction in early 2018.

  *
FY 2018 second quarter total revenue was $20.0 million, compared to $22.0 million in the prior-year period. The Company’s total academic segment revenue was $19.4 million in the FY 2018 second quarter, compared to $21.7 million in the prior-year period.

  *
FY 2018 second quarter net loss attributable to the Company was $(3.8) million, compared to $(0.8) million in the prior-year period, primarily as a result of decreased revenue on lower enrollment, investments in strategic growth initiatives, and $1.0 million in asset impairment charges primarily related to leasehold improvements at certain locations, as well as increased operating expenses related to condominium sales.

  *
Balance sheet at November 30, 2017, included cash and cash equivalents and investments of $8.7 million, taxes receivable of $2.3 million, working capital of $4.4 million; no outstanding lending debt; and stockholders’ equity of $21.4 million.

Rapid City, South Dakota, January 3, 2018 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its fiscal 2018 second quarter and six months ended November 30, 2017.

Management Commentary

Enrollment
Ronald L. Shape, Ed.D., President and Chief Executive Officer of the Company, stated, “In the fall 2017 term, we began accepting students on a monthly basis, versus our previous practice of quarterly starts. The monthly starts had a positive impact on enrollment during the period, and we were pleased to see the year-over-year growth in our graduate and doctoral enrollments. We welcomed a new cohort of doctoral candidates in Texas during the fall term and are looking to launch an additional cohort in Ohio in the spring 2018 term. As a result of the monthly starts and students continuing to take advantage of the NAU Tuition Advantage plan, credit hours enrolled during the fall term came out to over 59,000, exceeding our previously provided projections. These factors had a positive impact on our top line, which helped to offset the effect of lower overall enrollment headcount.”

Opportunities with Other Institutions
Dr. Shape continued, “We are in active discussions with institutions that are looking to transfer or teach out students that could provide us with opportunities to leverage our existing infrastructure and brand recognition to assist students in their educational goals. In this regard, we recently signed a transfer agreement with Zenith Education Group whereby NAU is working to provide approximately 800 students with degree completion opportunities. We believe this will have a positive impact on our enrollments in the current winter term.

“Following a successful visit from the Higher Learning Commission (‘HLC’) in early November with regards to our planned acquisition of the assets of Henley-Putnam University, we maintain our expectation to close the transaction in early 2018, pending final approval from the HLC and other regulatory and accrediting bodies.”

Recent Operating Initiatives Expected to Generate $1.5 Million in Savings
Dr. Shape concluded, “As we mentioned in our last earnings report, we have observed that our working adult student population has increasingly shown a propensity for NAU’s online course delivery format. Given this trend, we are identifying ways in which we can build up and better support our students through our Distance Learning division. To support this effort, we have fully launched a second online enrollment center in Kansas City, Missouri, to expand upon our existing online operations in Rapid City, South Dakota. At the same time, we continue to look to optimize our ground operations. We have made efforts to cut costs over the past several quarters to bring our expenses in line with our revenues and current enrollment levels. In December, we made leadership and oversight consolidations that will result in approximately $1.5 million in savings. Taken all together, we expect the decisions made over the past few months to help the Company move toward generating positive cash flow while positioning NAU for long-term growth in a rapidly changing educational environment. Throughout this process, we remain committed to our students and their needs, making sure our academic programs and support systems adhere to the quality standard they have come to expect from NAU.”

Operating Review

Enrollment Update

Total NAU student enrollment for the fall 2017 term was 6,241 students, compared to 7,240 during the prior fall term. Students enrolled in 59,081 credit hours, compared to 61,451 credit hours during the prior fall term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at November 30, 2017, and November 30, 2016, by degree level and by instructional delivery method:

	November 30, 2017 (Fall ’17 Term)		November 30, 2016 (Fall ’16 Term)
	No. of Students	% of Total	No. of Students	% of Total
Continuing Ed	15	0.2%	300	4.1%
Doctoral	101	1.6%	110	1.5%
Graduate	423	6.8%	359	5.0%
Undergraduate & Diploma	5,702	91.4%	6,471	89.4%

Total	6,241	100.0%	7,240	100.0%

	No. of Credits	% of Total	No. of Credits	% of Total
On-Campus	8,180	13.8%	8,254	13.4%
Online	45,124	76.4%	48,478	78.9%
Hybrid	5,777	9.8%	4,719	7.7%

Total	59,081	100.0%	61,451	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: academics, which consists of NAU’s undergraduate, graduate, and doctoral education programs and contributes the primary portion of the Company’s revenue; and ownership in and development of multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 3.0% of the Company’s revenue for the quarter ended November 30, 2017.

Fiscal 2018 Second Quarter Financial Results

●
Total revenue for the FY 2018 second quarter was $20.0 million, compared to $22.0 million in the same period last year. Academic tuition revenue was $18.5 million, compared to $20.3 million in the prior-year period. Auxiliary (bookstore) revenue was $0.9 million for the FY 2018 second quarter, compared to $1.4 million in the prior-year period. This decrease in academic revenue was primarily a result of a decrease in enrollment, which was partially offset by the new NAU Tuition Advantage plan that was approved by NAU’s board of governors in November 2016 and became effective in March 2017.

●
For the FY 2018 second quarter, educational services expense was $6.4 million, or 33.0% of total academic segment revenue, compared to $6.5 million, or 30.0%, for the FY 2017 second quarter. Educational services expense specifically relates to academics, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, faculty reference and support material and related academic costs.

●
During the FY 2018 second quarter, SG&A expenses decreased to $15.3 million, or 76.5% of total revenue, from $15.4 million, or 70.2%, in the prior-year period. This percentage increase was primarily a result of fixed costs on a decreasing revenue base and additional expense to launch new programs and transfer programs for closing institutions. Expenses related to growth initiatives such as the College of Military Studies, Canada enrollments, and the new online enrollment center totaled $1.3 million in the FY 2018 second quarter, compared to $0.4 million for the same initiatives in the prior-year quarter.

●
Loss before income taxes and non-controlling interest for the FY 2018 second quarter was $(3.7) million, compared to $(1.1) million in the same period last year, primarily as a result of decreased revenue on lower enrollment, as well as increased operating expenses related to condominium sales and $1.0 million in asset impairment charges primarily related to leasehold improvements at certain locations.

●
Net loss attributable to the Company for the FY 2018 second quarter was $(3.8) million, or ($0.16) per diluted share based on 24.2 million shares outstanding, compared to net loss attributable to the Company of $(0.8) million, or ($0.03) per diluted share based on 24.1 million shares outstanding, in the prior-year period, as a result of the reasons mentioned above and a $0.5 million reduction in benefit from income taxes.

●
Losses before interest, tax, and depreciation and amortization (“LBITDA”) for the FY 2018 second quarter were ($2.3) million, compared to EBITDA of $0.3 million in the prior-year period. A table reconciling EBITDA/LBITDA to net loss can be found at the end of this release.

Fiscal 2018 Six Months Financial Results

●
Total revenues for the first six months of FY 2018 were $39.8 million, compared to $43.1 million in the prior-year period. The total academic segment revenue was $38.7 million, compared to $42.5 million in the prior-year period, as a result of the decrease in enrollment. The Company continues to execute on its strategic plan, which includes growing enrollments at its current existing locations by investing in new program development and expansion, academic advisor support, and student retention initiatives, while right-sizing operations to be in line with the needs of its student population.

●
NAU’s educational services expense for the first six months of FY 2018 was $13.3 million, or 34.4% of the total academic segment revenue, compared to $13.0 million, or 30.5%, in the prior-year period.

●
During the first six months of FY 2018, SG&A expenses decreased to $30.8 million, or 77.4% of total revenues, compared to $31.9 million, or 74.0%, in the prior-year period.

●
Loss before income taxes and non-controlling interest for the first six months of FY 2018 was $(7.8) million, compared to loss before income taxes and non-controlling interest of $(4.2) million in the prior-year period, primarily as a result of decreased revenues offset by lower SG&A expenses.

●
Net loss attributable to the Company during the first six months of FY 2018 was $(7.6) million, or $(0.31) per diluted share based on 24.2 million shares outstanding, compared to net loss attributable to the Company of $(2.8) million, or $(0.12) per diluted share based on 24.1 million shares outstanding, in the prior-year period.

●
LBITDA for the first six months of FY 2018 were $(5.0) million, compared to LBITDA of $(1.2) million in the prior-year period. A table reconciling EBITDA/LBITDA to net loss can be found at the end of this release.

Balance Sheet Highlights

(in millions except for percentages)	11/30/2017	5/31/2017	% Change
Cash and Cash Equivalents/Investments $	$8.7*	16.2	(46.2)%
Working Capital	4.4	11.2	(61.3)%
Other Long-term Liabilities	3.1	4.0	(23.2)%
Stockholders’ Equity	21.4	29.9	(28.6)%

*Decrease in cash was primarily the result of expenditures related to lease terminations, operating loss, the dividends, and the construction of Arrowhead Apartments.

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on Thursday, January 4, 2018, at 11:00 a.m. ET.

The dial-in numbers are:
(877) 407-9078 (U.S.)
(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast
The Company will have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://investors.national.edu. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q2-2018.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University, a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations in several U.S. states. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenue, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which the Company filed on August 4, 2017, and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn
415-568-2255
csohn@equityny.com

Adam Prior
212-836-9606
aprior@equityny.com

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED NOVEMBER 30, 2017 AND 2016
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2017	2016	2017	2016
REVENUE:
Academic revenue	$18,494	$20,276	$36,684	$39,714
Auxiliary revenue	931	1,414	1,975	2,808
Rental income — apartments	358	293	700	591
Condominium sales	235	-	455	-

Total revenue	20,018	21,983	39,814	43,113

OPERATING EXPENSES:
Cost of educational services	6,411	6,497	13,311	12,965
Selling, general and administrative	15,308	15,425	30,816	31,907
Auxiliary expense	652	1,054	1,393	2,103
Cost of condominium sales	191	-	427	-
Loss on lease termination	-	-	362	-
Loss on disposition of property	1,036	-	995	6

Total operating expenses	23,598	22,976	47,304	46,981

OPERATING LOSS	(3,580)	(993)	(7,490)	(3,868)

OTHER INCOME (EXPENSE):
Interest income	29	27	49	49
Interest expense	(208)	(214)	(417)	(428)
Other income — net	43	32	87	69

Total other expense	(136)	(155)	(281)	(310)

LOSS BEFORE INCOME TAXES	(3,716)	(1,148)	(7,771)	(4,178)

INCOME TAX BENEFIT (EXPENSE)	(56)	406	185	1,397

NET LOSS	(3,772)	(742)	(7,586)	(2,781)

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING	(5)	(10)	(19)	(27)
INTEREST

NET LOSS ATTRIBUTABLE TO NATIONAL AMERICAN
UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	(3,777)	(752)	(7,605)	(2,808)

OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX
Unrealized (losses) gains on investments, net of tax benefit (expense)	1	(9)	(5)	(5)
Income tax benefit related to items of other comprehensive loss

COMPREHENSIVE LOSS ATTRIBUTABLE TO
NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$(3,776)	$(761)	$(7,610)	$(2,813)

Basic net loss attributable to National American University	$(0.16)	$(0.03)	$(0.31)	$(0.12)
Holdings, Inc.
Diluted net loss attributable to National American University	$(0.16)	$(0.03)	$(0.31)	$(0.12)
Holdings, Inc.
Basic weighted average shares outstanding	24,219,884	24,148,355	24,200,096	24,131,231
Diluted weighted average shares outstanding	24,219,884	24,148,355	24,200,096	24,131,231

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AS OF NOVEMBER 30, 2017 AND CONDENSED
CONSOLIDATED BALANCE SHEET AS OF MAY 31, 2017
(In thousands, except share and per share amounts)

	November 30,	May 31,
	2017	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,123	$11,974
Available for sale investments	$3,566	$4,183
Student receivables — net of allowance of $843 and $1,195 at November 30, 2017
and May 31, 2017, respectively	$2,934	$2,895
Other receivables	$253	$458
Income taxes receivable	$2,303	$2,301
Prepaid and other current assets	$1,298	$1,649
Total current assets	$15,477	$23,460
Total property and equipment - net	$28,929	$31,318
OTHER ASSETS:
Condominium inventory	$190	$621
Land held for future development	$229	$229
Course development — net of accumulated amortization of $3,454 and $3,322 at
November 30, 2017 and May 31, 2017, respectively	$1,086	$1,111
Deferred income taxes	$9	$-
Other	$730	$853
Total other assets	$2,244	$2,814
TOTAL	$46,650	$57,592

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$355	$331
Accounts payable	$3,305	$3,076
Dividends payable	$-	$1,094
Income taxes payable	$131	$113
Deferred income	$1,975	$1,691
Accrued and other liabilities	$5,355	$5,906
Total current liabilities	$11,121	$12,211
DEFERRED INCOME TAXES	$-	$194
OTHER LONG-TERM LIABILITIES	$3,081	$4,010
CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	$11,056	$11,237
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,649,663 issued and
24,310,482 outstanding as of November 30, 2017; 28,557,968 issued and 24,224,924
outstanding as of May 31, 2017)	$3	$3
Additional paid-in capital	$59,206	$59,060
Accumulated deficit	$(15,317)	$(6,622)
Treasury stock, at cost (4,339,181 shares at November 30, 2017 and 4,333,044
shares at May 31, 2017)	$(22,494)	$(22,481)
Accumulated other comprehensive loss, net of taxes - unrealized loss
on available for sale securities	$(9)	$(4)
Total National American University Holdings, Inc. stockholders' equity	$21,389	$29,956
Non-controlling interest	$3	$(16)
Total stockholders' equity	$21,392	$29,940
TOTAL	$46,650	$57,592

The accompanying notes are an integral part of these condensed consolidated financial statements.

The following table provides a reconciliation of net loss attributable to the Company to EBITDA/LBITDA:

	Three Months Ended November 30,		Six Months Ended November 30,
	2017	2016	2017	2016
	(dollars in thousands)
Net Loss attributable to the Company	$(3,777)	$(752)	$(7,605)	$(2,808)
Income attributable to non-controlling interest	5	10	19	27
Interest Income	(29)	(27)	(49)	(49)
Interest Expense	208	214	417	428
Income Tax Benefit (Expense)	56	(406)	(185)	(1,397)
Depreciation and Amortization	1,234	1,291	2,440	2,597

EBITDA (LBITDA)	$(2,303)	$330	$(4,963)	$(1,202)

EBITDA/LBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA/LBITDA as a measure of operating performance. However, EBITDA/LBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA/LBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA/LBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA/LBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA/LBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA/LBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA/LBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.